Tidal ETF Trust 485BPOS

Exhibit a(iv)(2)

SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (the “Agreement”) is made as of this 26th day of May, 2022 by and between Toroso Investments, LLC, a Delaware limited liability company, with its principal place of business at 898 N. Broadway, Suite 2, Massapequa, NY 11758 (the “Adviser”) and Ionic Capital Management LLC, a Delaware limited liability company, with its principal place of business at 475 Fifth Avenue, 9th Floor, New York, New York 10017 (the “Sub-Adviser”), with respect to the Ionic Cayman Subsidiary (the “Fund”), a subsidiary of the Ionic Inflation Protection ETF (the “U.S. Fund”), a series of Tidal ETF Trust (the “Trust”), a Delaware statutory trust, registered with the U.S. Securities and Exchange Commission (the “SEC”).

BACKGROUND

A.                The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment advisory services.

B.                The Adviser has entered into an Investment Advisory Agreement dated May 26, 2022 (the “Investment Advisory Agreement”) with the Fund.

C.                The Sub-Adviser is registered as an investment adviser under the Advisers Act and engages in the business of providing investment advisory services.

D.                The Investment Advisory Agreement contemplates that the Adviser may appoint one or more sub-advisers to perform some or all of the services for which the Adviser is responsible.

E.                The U.S. Fund is the sole shareholder of the Fund.

F.                Subject to the terms of this Agreement, the Sub-Adviser is willing to furnish such services to the Adviser and the Fund.

TERMS

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.                Appointment of the Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to act as an investment adviser for the Fund, subject to the supervision and oversight of the Adviser and the Board of Directors of the Fund (the “Board”), and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser except as expressly authorized in this Agreement or another writing by the Fund, the Adviser and the Sub-Adviser. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.                  Sub-Advisory Services. The Sub-Advisor agrees to perform the following services (the “Services”):

2.1.	subject to the general supervision of the Board and the Adviser, the Sub-Adviser shall, determine, from time to time, what securities (and other financial instruments) shall be purchased for the Fund, what securities (and other financial instruments) shall be held or sold by the Funds and what portion of the Fund’s assets shall be held uninvested in cash, in accordance with all applicable laws and regulations, any policies and procedures established by the Fund or the Adviser, and the Fund’s investment objective, policies and restrictions as stated in the U.S. Fund’s then-current prospectus and statement of additional information or any similar offering documents of the Fund (together, the “Prospectus”). To carry out such obligations, the Sub-Adviser shall exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund itself might or could do with respect to purchases, sales or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. No reference in this Agreement to the Sub-Adviser having full discretionary authority over the Fund’s investments shall in any way limit the right of the Board or the Adviser to establish or revise policies in connection with the management of the Fund’s assets or to otherwise exercise its right to control the overall management of the Fund. The Sub-Adviser acknowledges that the Board retains ultimate authority over the Fund and may take any and all actions necessary and reasonable to protect the interests of Fund shareholders.
2.2.	select brokers and dealers to execute the purchase and/or sale, consistent with the Sub-Adviser’s duty to seek “best execution” on behalf of the Fund, of portfolio investments of the Fund;

2.3.	provide the Adviser and the Fund with such records concerning the Sub-Adviser’s activities under this Agreement as the Adviser and the Fund may request from time to time or as otherwise required by applicable law; and
2.4.	render regular reports to the Adviser and the Board and the trustees of the Trust concerning the Sub-Adviser’s discharge of the foregoing responsibilities.

3.                 Representations of the Sub-Adviser.

3.1.	The Sub-Adviser has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.
3.2.	The Sub-Adviser is registered as an investment adviser under the Advisers Act and has provided its current Form ADV, including the firm brochure and applicable brochure supplements to the Adviser.
3.3.	The Sub-Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Adviser and the Trust (i) of any material changes in its insurance policies or insurance coverage or (ii) if any material claims will be made on its insurance policies. Furthermore, the Sub-Adviser shall upon reasonable request provide the Adviser and the Trust with any information they may reasonably require concerning the amount of or scope of such insurance.

3.4.	None of the Sub-Adviser, its affiliates, or any officer, director or employee of the Sub-Adviser or its affiliates is subject to any event set forth in Section 9 of the Investment Company Act of 1940, as amended (the “1940 Act”), that would disqualify the Sub-Adviser from acting as an investment adviser to an investment company under the 1940 Act. The Sub-Adviser will promptly notify the Adviser and the Trust upon the Sub-Adviser’s discovery of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.
3.5.	The Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Adviser, its employees, officers, and agents. Upon reasonable notice to and reasonable request, the Sub-Adviser shall provide the Adviser and the Trust with access to the records relating to such policies and procedures as they relate to the Fund. The Sub-Adviser will also provide, at the reasonable request of the Adviser or the Trust, periodic certifications, in a form reasonably acceptable to the Adviser or the Trust, attesting to such written policies and procedures.
3.6.	The Sub-Adviser shall implement and maintain a business continuity plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as the Sub-Adviser reasonably believes are necessary to protect the Fund’s confidential information and the nonpublic personal information of Fund shareholders. The Sub-Adviser shall promptly notify the Adviser and the Trust of any material violations or breaches of such policies and procedures.
3.7.	The Sub-Adviser has reviewed the registration requirements of the Commodity Exchange Act (the “CEA”) and the National Futures Association (“NFA”) relating to commodity trading advisors and is either appropriately registered with the Commodity Futures Trading Commission (“CFTC”) and a member of the NFA or exempt or excluded from CFTC registration requirements. The Sub-Adviser undertakes to make any notice filings as may be required by the CFTC in order to rely on the exemption in CFTC Rule 4.7 with respect to the Fund.

4.                Representations of the Adviser.

4.1.	The Adviser has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.
4.2.	The Adviser is registered as an investment adviser under the Advisers Act. None of the Adviser, its affiliates, or any officer, manager, partner or employee of the Adviser or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Adviser from acting as an investment adviser to an investment company under the 1940 Act. The Adviser will promptly notify the Sub-Adviser upon the Adviser’s discovery of an occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Adviser has reviewed the registration requirements of the CEA and the NFA relating to commodity pool operators and commodity trading advisors and is either appropriately registered with the CFTC and a member of the NFA or exempt or excluded from Commodity Futures Trading Commission registration requirements. With respect to the Fund, where the Adviser is not excluded from the definition of a commodity pool operator pursuant to CFTC Regulation 4.5, the Adviser represents that the Fund is a “qualified eligible person” (“QEP”) within the meaning of CFTC Rule 4.7(a) and consents to the Fund’s being treated as exempt under Rule 4.7 of the CEA. The Adviser will promptly notify the Sub-Adviser if the Fund ceases to be a QEP. The Adviser undertakes to make any notice filings as may be required by the CFTC in order to rely on the exemption in CFTC Rule 4.7 with respect to the Fund. The Adviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended, the CEA and the rules and regulations thereunder, as applicable, as well all other applicable federal and state laws, rules, regulations and case law that relate to the Adviser’s services described hereunder and to the conduct of its business as a registered investment adviser and to maintain all licenses and registrations necessary to perform its duties hereunder in good order. The Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing.

4.3.	The Adviser has the authority under the Investment Advisory Agreement to appoint the Sub-Adviser.
4.4.	The Adviser further represents and warrants that it has received a copy of the Sub-Adviser’s current Form ADV.
4.5.	The Adviser has provided the Sub-Adviser with the U.S. Fund’s most current prospectus and statement of additional information contained in the Trust’s registration statement applicable to the U.S. Fund (the “Registration Statement”) and the investment objectives, policies and restrictions of the Fund and the U.S. Fund as shall be from time to time in effect, and such other limitations, policies and procedures as the Board or the Adviser may reasonably impose from time to time and provide in writing to the Sub-Adviser (the “Investment Policies”). The Adviser shall promptly furnish to the Sub-Adviser copies of all material amendments or supplements to the foregoing.
4.6.	The Adviser or its delegate will provide timely information to the Sub-Adviser regarding such matters as inflows to and outflows from the Fund and the cash requirements of, and cash available for investment in, the Fund.
4.7.	The Adviser or its delegate will timely provide the Sub-Adviser with copies of monthly accounting statements for the Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.

5.                 Compliance. The Sub-Adviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the CEA and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser and to maintain all licenses and registrations necessary to perform its duties hereunder in good order. The Sub-Adviser also agrees to comply with the Investment Policies set forth in the Registration Statement, as amended or supplemented, of the Fund, and with any policies, guidelines, instructions and procedures approved by the Board or the Adviser and provided to the Sub-Adviser. In selecting the Fund’s portfolio investments and performing the Sub-Adviser’s obligations hereunder, the Sub-Adviser shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company if the Fund has elected to be treated as a regulated investment company under the Code. The Sub-Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing. No supervisory activity undertaken by the Board or the Adviser shall limit the Sub-Adviser’s full responsibility for any of the foregoing.

6.                  Proxy Voting. The Board has the authority to determine how proxies with respect to securities that are held by the Fund shall be voted, and the Board has initially determined to delegate the authority and responsibility to vote proxies for the Fund’s securities to the Adviser with the authority to delegate such responsibility to sub-advisers. As of the date hereof, the Adviser has determined to retain proxy voting with respect to the Fund, but the Adviser and the Sub-Adviser agree to cooperate with respect to mutually agreed proxy voting issues.

In addition, the Adviser retains the right, upon written notice to the Sub-Adviser, to delegate full proxy voting authority for the Fund to the Sub-Adviser. So long as full proxy voting authority for the Fund has been delegated to the Sub-Adviser, the Sub-Adviser shall exercise its proxy voting responsibilities. The Sub-Adviser shall carry out such responsibility in accordance with any instructions that the Board or the Adviser shall provide in writing from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and its fiduciary responsibilities to the Trust. The Sub-Adviser shall provide periodic reports and keep records relating to proxy voting as the Board or the Adviser may reasonably request or as may be necessary for the Funds to comply with the 1940 Act and other applicable law. Any such delegation of proxy voting responsibility to the Sub-Adviser may be revoked or modified by the Adviser at any time

7.                  Brokerage. The Adviser will delegate to the Sub-Adviser authority to place and execute Fund orders for a sub-set of the Fund’s portfolio securities (and other financial instruments). The following provisions apply solely with respect to such securities (and other financial instruments), or types of securities (or financial instruments), that the Adviser instructs the Sub-Adviser in writing, from time, that the Sub-Adviser shall be responsible for arranging and placing and executing Fund orders.

7.1.	The Sub-Adviser shall arrange for the placing and execution Fund orders for the purchase and sale of portfolio securities with broker-dealers taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the brokerage firm and the brokerage firm’s risk and skill in positioning blocks of securities. Subject to seeking the best price and execution reasonably available, the Sub-Adviser is authorized to place orders for the purchase and sale of portfolio securities for the Fund with such broker-dealers as it may select from time to time. Subject to Section 7.2 below, the Sub-Adviser is also authorized to place transactions with brokers who provide research or statistical information or analyses to such Fund, to the Sub-Adviser, or to any other client for which the Sub-Adviser provides investment advisory services. The Sub-Adviser also agrees that it will cooperate with the Trust and the Adviser to allocate brokerage transactions to brokers or dealers who provide benefits directly to a particular Fund; provided, however, that such allocation comports with applicable law including, without limitation, Rule 12b-1(h) under the 1940 Act.

7.2.	Notwithstanding the provisions of Section 7.1 above and subject to such policies and procedures as may be adopted by the Board and officers of the Trust or the direction of the Adviser and consistent with Section 28(e) of the 1934 Act, the Sub-Adviser is authorized to cause the Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Sub-Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund and to other funds or clients for which the Sub-Adviser exercises investment discretion.
7.3.	The Sub-Adviser is authorized to direct portfolio transactions to a broker that is an affiliated person of the Adviser, the Sub-Adviser, or the Fund in accordance with such standards and procedures as may be approved by the Board in accordance with Rule 17e-1 under the 1940 Act, or other rules or guidance promulgated by the SEC. Any transaction placed with an affiliated broker must (i) be placed at best execution, and (ii) may not be a principal transaction.
7.4.	The Sub-Adviser is authorized to aggregate or “bunch” purchase or sale orders for the Fund with orders for various other clients when it believes that such action is in the best interests of the Fund and all other such clients. In such an event, allocation of the securities purchased or sold will be made by the Sub-Adviser in accordance with the Sub-Adviser’s written policy.
8.	Records/Reports.
8.1.	Recordkeeping. The Sub-Adviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Fund, except as otherwise provided herein or as may be necessary for the Sub-Adviser to supply to the Adviser, the Board or the Trust’s chief compliance officer (the “Chief Compliance Officer”) the information required to be supplied under this Agreement.
8.2.	The Sub-Adviser shall maintain separate books and detailed records of all matters pertaining to Fund assets advised by the Sub-Adviser required by Rule 31a-1 under the 1940 Act (other than those records being maintained by any administrator, sub-administrator, custodian or transfer agent appointed by the Fund) relating to its responsibilities provided hereunder with respect to the Fund, and shall preserve such records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (the “Fund’s Books and Records”). The Fund’s Books and Records shall be available to the Adviser, the Board and the Chief Compliance Officer at any time upon request, shall be delivered to the Adviser upon the termination of this Agreement and shall be available without delay during any day the Adviser is open for business.

8.3.	Holdings Information and Pricing. The Sub-Adviser shall provide regular reports regarding Fund holdings, and shall, on its own initiative, furnish the Adviser and the Board from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose. The Sub-Adviser agrees to notify the Adviser as promptly as reasonably possible if the Sub-Adviser reasonably believes that the value of any investment held by the Fund may not reflect its fair value. The Sub-Adviser agrees to provide any pricing information of which the Sub-Adviser is aware to the Trust, the Board, the Adviser and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating the Fund’s net asset value in accordance with procedures and methods established by the Board.
8.4.	Cooperation with Agents of the Trust. The Sub-Adviser agrees to cooperate with and provide reasonable assistance to the Adviser, the Trust, the Chief Compliance Officer, any Trust custodian or foreign sub-custodians, any Trust pricing agents and all other agents and representatives of the Trust, such information with respect to the Fund as they may reasonably request from time to time in the performance of their obligations, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.
8.5.	Information and Reporting. The Sub-Adviser shall provide the Adviser and the Trust, and its respective officers, with such periodic reports concerning the obligations the Sub-Adviser has assumed under this Agreement as the Board or the Adviser may from time to time reasonably request.
8.6.	Notification of Breach/Compliance Reports. The Sub-Adviser shall notify the Adviser as promptly as reasonably possible upon detection of (i) any material failure to manage any Fund in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of the Fund’s or the Sub-Adviser’s policies, guidelines or procedures. The Sub-Adviser agrees to correct any such failure promptly and to take any action that the Adviser or the Board may reasonably request in connection with any such breach. Upon request, the Sub-Adviser shall also provide the officers of the Trust with supporting certifications in connection with such certifications of Fund financial statements and the Trust’s disclosure controls adopted pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations adopted thereunder, and agrees to inform the Trust of any material development related to the Fund that the Adviser reasonably believes is relevant to the Fund’s certification obligations under the

Sarbanes-Oxley Act. The Sub-Adviser will promptly notify the Adviser in the event (i) the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust or the Adviser (excluding class action suits in which the Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Sub-Adviser with the federal or state securities laws or (ii) an actual change in control of the Sub-Adviser resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.

8.7.	Board and Filings Information. The Sub-Adviser will also provide the Adviser and the Board with any information reasonably requested regarding its management of the Fund required for any meeting of the Board, or for any shareholder report, amended registration statement, proxy statement, or prospectus supplement to be filed by the Trust with the SEC. The Sub-Adviser will make its officers and employees available to meet with the Board from time to time on reasonable notice to review its investment management services to the Fund in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be requested by the Board under Section 15(c) of the 1940 Act in order for the Board to evaluate this Agreement or any proposed amendments thereto.
8.8.	Transaction Information. The Sub-Adviser shall furnish to the Adviser, the Board or a designee such information concerning portfolio transactions as may be necessary to enable the Adviser, the Board or a designated agent to perform such compliance testing on the Fund and the Sub-Adviser’s services as the Adviser may, in its reasonable discretion, determine to be appropriate. The provision of such information by the Sub-Adviser to the Adviser, the Board or a designated agent in no way relieves the Sub-Adviser of its own responsibilities under this Agreement.

9.                  Code of Ethics. The Sub-Adviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it will provide to the Adviser and Trust. The Sub-Adviser shall use its reasonable best efforts to ensure that its Access Persons (as defined in the Sub-Adviser’s Code of Ethics) comply in all material respects with the Sub-Adviser’s Code of Ethics, as in effect from time to time. Upon request, the Sub-Adviser shall provide the Adviser and the Trust with (i) a copy of the Sub-Adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Sub-Adviser’s Code of Ethics. Annually, the Sub-Adviser shall furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Sub-Adviser’s Code of Ethics to the Adviser and Trust. The Sub-Adviser shall respond to requests for information from the Adviser and the Trust as to violations of the Code of Ethics by Access Persons and the sanctions imposed by the Sub-Adviser. The Sub-Adviser shall notify the Adviser as promptly as reasonably possible of any material violation of the Code of Ethics, whether or not such violation relates to a security held by any Fund.

10.              Members and Employees. Members and employees of the Sub-Adviser may be trustees, officers or employees of the Trust.

11.              Custody. Nothing in this Agreement shall permit the Sub-Adviser to take or receive physical possession of cash, securities or other investments of the Fund.

12.              Compensation. The Advisor will not pay to the Sub-Advisor an investment advisory or sub-advisory fee, and the Sub-Adviser is not entitled to any compensation under this Agreement.

13.              Non-Exclusivity. The services to be rendered by the Sub-Adviser under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby. Without limiting the foregoing, the Sub-Adviser, its members, employees and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm, entity or individual, and may render underwriting services to the Trust on behalf of the Fund or to any other investment company, corporation, association, firm, entity or individual.

14.              Limitation of Liability of Sub-Adviser and its Personnel. Neither the Sub-Adviser nor any director, manager, officer or employee of the Sub-Adviser performing services for the Fund at the direction or request of the Sub-Adviser in connection with the Sub-Adviser’s discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any matter to which this Agreement relates, and the Sub-Adviser shall not be responsible for any action of the Board or the Adviser in following or declining to follow any advice or recommendation of the Sub-Adviser; provided that, nothing herein contained shall be construed (i) to protect the Sub-Adviser against any liability to the Adviser, the Fund or its shareholders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser’s duties, or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement, or (ii) to protect any director, manager, officer or employee of the Sub-Adviser who is or was a director or officer of the Fund against any liability of the Fund or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office with the Fund.

15.	Term/Approval/Amendments.
15.1.	This Agreement shall become effective with respect to the Fund as of the date of commencement of operations of the Fund if approved by a vote of the Board of Trustees of the Trust, including a majority of those trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall continue in effect with respect to the Fund for an initial period of two years thereafter, and may be renewed annually thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board of Trustees of the Trust provided that in such event such renewal and continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person (or virtually if permitted by the SEC) at a meeting called for the purpose of voting on such approval.

15.2.	No material amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act. The modification of any of the non-material terms of this Agreement may be approved by the vote, cast in person at a meeting called for such purpose, of a majority of the Independent Trustees.
15.3.	In connection with such renewal or amendment, the Sub-Adviser shall furnish such information as may be reasonably necessary by the Adviser or the Board of Trustees of the Trust to evaluate the terms of this Agreement and any amendment thereto.
15.4.	This Agreement may be terminated at any time, without the payment of any penalty, by the Board, by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Adviser and the Sub-Adviser, or by the Adviser or Sub-Adviser on sixty (60) days’ written notice to the Fund and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event the Investment Advisory Agreement between the Adviser and the Trust, on behalf of the U.S. Fund, is assigned (as defined in the 1940 Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. This Agreement will also automatically terminate in the event of its assignment.
16.	Confidentiality. The Adviser shall (and shall use its best efforts to cause the Board and the Fund to) treat all records and other information relative to the Sub-Adviser, including investment advice provided with respect to the Fund, that the Adviser, the Board and/or the Fund (each, a “Receiving Party”) shall receive or have access in connection with this Agreement confidentially and as proprietary information of the Sub-Adviser. A Receiving Party shall not (i) disclose such records or information to any third party, except as reasonably deemed necessary by the Receiving Party and only where the Receiving Party has a reasonable expectation that such third party will continue to maintain the confidentiality of the information or (ii) use such records or information for any purpose other than performance of its responsibilities and duties hereunder (or, in the case of the Board and the Fund, in overseeing the Sub-Adviser).

17.	Anti-Money Laundering Compliance. The Sub-Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Sub-Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Adviser, now and in the future. The Sub-Adviser further agrees to provide to the Trust, the Trust’s administrator, sub-administrator and/or the Trust’s anti-money laundering compliance officer such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Sub-Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

18.            Notices. Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested to the other party’s address set forth below, or such other address(es) as may be specified in writing by one party to the other party.

Notices to Adviser shall be sent to:

Toroso Investments, LLC

898 N. Broadway, Suite 2

Massapequa, NY 11758

Attn: Chief Executive Officer

Notices to Sub-Adviser shall be sent to:

Ionic Capital Management LLC

475 Fifth Avenue, 9th Floor

New York, New York 10017

Attn: Legal and Compliance

19.            Successors. This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

20.            Meanings. For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities;” “interested persons;” and “assignment” shall have the meaning defined in the 1940 Act or the rules promulgated thereunder; subject, however, to such exemptions as may be granted by the SEC under the 1940 Act or any interpretations of the SEC staff.

21.            Entire Agreement and Amendments. This Agreement represents the entire agreement among the parties with regard to the investment management matters described herein and may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto except as otherwise noted herein.

22.            Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

23.            Jurisdiction. This Agreement shall be construed in accordance with, and governed by, the substantive laws of the State of New York, without regard to the principles of the conflict of laws or the choice of laws, provided that nothing herein shall be construed in a manner inconsistent with the Act, the Advisers Act or rules or orders of the SEC thereunder.

24.            Section Headings. The headings of sections contained in this Agreement are provided for convenience only, form no part of this Agreement and shall not affect its construction.

25.             Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26.            Use of the Sub-Adviser’s Name.

26.1.	The parties agree that the name of the Sub-Adviser, the names of any affiliates of the Sub-Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Sub-Adviser and its affiliates. The Adviser and the Fund shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

26.2.	Upon termination of this Agreement, the Adviser and the Fund shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Adviser and the Fund agree that they will review with the Sub-Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the Sub-Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Sub-Adviser may review the context in which it is referred to, it being agreed that the Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of applicable laws and regulations. If the Adviser or the Fund makes any unauthorized use of the Sub-Adviser’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Sub-Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Sub-Adviser shall be entitled to seek injunctive relief, as well as any other remedy available under law.

[Signature Page Follows]

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT

IN WITNESS WHEREOF, the parties hereto have this Agreement to be executed by their duly authorized officers on the day and year first written above.

TOROSO INVESTMENTS, LLC
By:	/s/ Dan Carlson
Name:	Dan Carlson
Title:	CFO
IONIC CAPITAL MANAGEMENT LLC

By:	/s/ John Richardson
Name:	John Richardson
Title:	Chief Operating Officer and General Counsel

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